Exhibit 99.1

NEWS RELEASE

Investor Contact:	Media Contact:
Jessica Greiner	Jack Todd
Director, Investor Relations	Trinity Industries, Inc.
Trinity Industries, Inc.	214/589-8909
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Pricing of

$400 Million Senior Unsecured Notes due 2024

DALLAS – September 22, 2014 – Trinity Industries, Inc. (NYSE:TRN) (“Trinity”) today announced that it has priced an underwritten offering of $400 million aggregate principal amount of 4.55% senior unsecured notes due 2024 pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. The notes will be guaranteed by certain subsidiaries of Trinity.

Trinity expects to receive net proceeds of approximately $396 million from the offering, after deducting discounts to the underwriters and estimated offering expenses. The sale of the notes is expected to close on or about September 25, 2014, subject to the satisfaction of customary closing conditions. Trinity will use the net proceeds from the notes for general corporate purposes, which may include capital expenditures, acquisitions, working capital, and repayment or refinancing of debt.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as joint book-running managers for the notes offering. The notes offering is being made only by means of a prospectus supplement and accompanying base prospectus, electronic copies of which may be obtained from the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the underwriters will arrange to send copies upon request to:

Merrill Lynch, Pierce, Fenner & Smith Incorporated	J.P. Morgan Securities LLC
Prospectus Department	Investment Grade Syndicate Desk
222 Broadway, 11th Floor	383 Madison Avenue, 3rd Floor
New York, NY 10038	New York, NY 10179
212-834-4533	212-834-4533

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns a variety of market-leading businesses which provide products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group.

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This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes referred to above. An offering of any such securities will be made only by means of a prospectus. Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements may relate to future financial results, business expectations, and business transactions. There can be no assurance that this transaction will proceed as described in this release. Actual results may differ materially from those predicted as a result of factors over which Trinity has no control. These risk factors are included in Trinity’s prospectus supplement and accompanying base prospectus, and additional information and risk factors are included in Trinity’s reports on file with the Securities and Exchange Commission. Except as required by applicable law, Trinity undertakes no obligation to publicly update or revise any forward-looking statements.

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